UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

Strategic Realty Trust, Inc.

(Exact name of Registrant specified in its Charter)

Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Suite 1100

San Mateo, California, 94402

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information required by Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Entry into Joint Venture Agreement

On March 11, 2015, Strategic Realty Trust, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through a wholly owned subsidiary, entered into the Limited Liability Company Agreement of SGO Retail Acquisition Venture, LLC (the “Joint Venture Agreement”) to form a joint venture with Grocery Retail Grand Avenue Partners, LLC, a subsidiary of Oaktree Real Estate Opportunities Fund VI, L.P. (“Oaktree”), and GLB SGO, LLC, a wholly owned subsidiary of Glenborough Property Partners, LLC (“GPP” and together with us and Oaktree, the “Members”). GPP is an affiliate of our property manager, Glenborough, LLC (“Glenborough”) and an affiliate of our advisor, SRT Advisor, LLC.

The Joint Venture Agreement provides for the ownership and operation of SGO Retail Acquisition Venture, LLC (the “Joint Venture”), in which we own a 19% interest, GPP owns a 1% interest, and Oaktree owns an 80% interest. In exchange for ownership in the Joint Venture, we contributed $4.5 million to the Joint Venture, which amount was credited against our sale of the Initial Properties (as defined below) to the Joint Venture (as described below), GPP contributed $0.2 million to the Joint Venture, and Oaktree contributed $19.1 million to the Joint Venture. We advanced $7.0 million to Oaktree to finance Oaktree’s capital contribution to the Joint Venture in exchange for a recourse demand note from Oaktree at a rate of 7% interest. We have the right to call back the advanced funds upon 12 days written notice. Our intention is to deploy the cash proceeds of this transaction into future acquisitions. We negotiated for this loan structure in order to maximize short-term returns and minimize short-term dilution related to the use of the Joint Venture proceeds pending their reinvestment.

Pursuant to the Joint Venture Agreement, GPP will manage and conduct the day-to-day operations and affairs of the Joint Venture, subject to certain major decisions set forth in the Joint Venture Agreement that require the consent of at least two members, one of whom must be Oaktree. Income, losses and distributions will generally be allocated based on the members’ respective ownership interests. Additionally, in certain circumstances described in the Joint Venture Agreement, the members may be required to make additional capital contributions to the Joint Venture, in proportion to the members’ respective ownership interests.

Pursuant to the Joint Venture Agreement, the Joint Venture will pay GPP a monthly asset management fee equal to a percentage of the aggregate investment value of the property owned by the Joint Venture in the preceding month. In addition, if Oaktree has received a 12% internal rate of return on its capital contribution, then promptly following the sale of the last of the Initial Properties, the Joint Venture will pay GPP a disposition fee equal to one percent of the aggregate net sales proceeds received by the Joint Venture from the sales of the Initial Properties.

The Joint Venture will make distributions of net cash flow to the Members no less than quarterly, if appropriate. Distributions will be pro rata to the Members in proportion to their respective ownership interests in the Joint Venture until the Members have received a 12% internal rate of return on their capital contribution. Thereafter distributions will be 5% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each Member’s respective ownership interests in the Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 17% internal rate of return on its capital contribution and a 1.5 equity multiple on its capital contribution. Distributions will then be 12.5% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each Member’s respective ownership interests in the Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 22% internal rate of return on its capital contribution and a 1.75 equity multiple on its capital contribution (the “Promoted Returns”). Distributions will then be 20% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each Member’s respective ownership interests in the Joint Venture. The portion of the Promoted Returns payable to GPP are referred to herein as the “GPP Incentive Fee.” The portion of the Promoted Returns payable to us are referred to herein as our “Earn Out.” As a part of the negotiations for the Joint Venture, Glenborough agreed to reduce certain property management and related charges payable by the Joint Venture from levels that were in place for these assets when held by us; the GPP Incentive Fee was implemented in order to provide GPP and its affiliates with an opportunity to recoup those reductions should the Joint Venture assets perform well financially.

The Joint Venture structure, as originally discussed between Oaktree and us, contemplated that we would be a 20% participant in the Joint Venture and that we or one of our subsidiaries would serve as managing member of the Joint Venture. Under that proposed structure, Oaktree required that it have the right to restrict our ability to terminate our advisor during the term of the Joint Venture. This was not acceptable to our Board of Directors, including all of our independent directors, or our advisor. Further, our Promoted Returns would be at risk if Glenborough as property manager or our advisor committed certain defaults under the transaction documents, or failed to achieve certain financial results within the Joint Venture. These same triggers could also have resulted in giving Oaktree the right to remove us as managing member from the Joint Venture. This would have put us at risk of potentially losing the Promoted Returns and our position as managing member of the Joint Venture based on the actions of our advisor as it managed the day-to-day operations of the Joint Venture on our behalf. Neither of these provisions were acceptable to our Board of Directors, including all of our independent directors, or our advisor; accordingly our Board of Directors, including all of our independent directors, endorsed a structure whereby GPP agreed to pay cash to become a 1% managing member, and put that position and the GPP Incentive Fee at risk of removal/forfeiture, while insulating our 19% position and our Earn Out from those risks, while further permitting the Board of Directors to retain full discretion over the continued employment of our advisor.

Entry into Property Management Agreement

On March 11, 2015 the Joint Venture, through its wholly owned subsidiaries, also entered into a Property Management Agreement with Glenborough (the “Property Management Agreement”), pursuant to which Glenborough will act as the property manager for the Initial Properties and will have responsibility for the day-to-day management, operation and maintenance of the Initial Properties. The initial term of the Property Management Agreement will continue for so long as the Joint Venture owns the Initial Properties and Glenborough owns at least a 0.5% interest in the Joint Venture, and provided that no event of default by Glenborough or any of its affiliates under the Joint Venture Agreement exists and Glenborough has not been removed as the managing member of the Joint Venture pursuant to the Joint Venture Agreement.

Under the Property Management Agreement, Glenborough will receive fees for its services as set forth below:

•	Management fee. Glenborough earns a monthly management fee equal to 3.0% of the gross revenues collected from the operation of each property.

•	Construction management fee. Glenborough earns a construction management fee (on a project-by-project basis) for any construction projects the cumulative cost of which, as defined in the Property Management Agreement, exceed $25,000. The construction management fee is equal to: (i) five percent (5.00%) of the first $300,000 of the cumulative costs; (ii) four percent (4.00%) of the cumulative costs which exceed $300,000 but are less than or equal to $500,000; and (iii) three percent (3.00%) of all cumulative costs in excess of $500,000.

•	Leasing commissions. Glenborough earns leasing commissions equal to: (i) six percent (6%) of base rent for the first one hundred twenty (120) months of the initial term for new leases procured by Glenborough and expansions of existing leases, and (ii) three percent (3%) of base rent for the first one hundred twenty (120) months of the renewal term for extensions and renewals of existing leases. In certain circumstances, pursuant to the Property Management Agreement, if the foregoing leasing commission structure is not the structure that is commonly used in a particular market area where a property is located, then the Joint Venture and Glenborough may use an alternative leasing commission structure that is commonly used in such market area. It is expected that Glenborough will pay out some or all of these leasing commissions to third-party brokers who participate in the leasing process.

Sale of Initial Properties to Joint Venture

On March 11, 2015, as part of the formation of the Joint Venture, we, through TNP SRT Osceola Village, LLC, our indirect wholly owned subsidiary, SRT Constitution Trail, LLC, a wholly owned subsidiary of SRT Secured Holdings, LLC (“SRT Holdings”), and TNP SRT Aurora Commons, LLC, a wholly owned subsidiary of SRT Holdings, entered into a Purchase and Sale Agreement effective March 11, 2015 to sell the multitenant retail property located in Kissimmee, Florida commonly known as the Osceola Village (“Osceola Village”), the retail shopping center development located in Normal, Illinois commonly known as Constitution Trail (“Constitution Trail”), and the multitenant retail center and office property located in Aurora, Ohio commonly known as the Aurora Commons (“Aurora Commons” and together with Osceola Village and Constitution Trail, the “Initial Properties”) to the Joint Venture. SRT Holdings is jointly owned by Strategic Realty Operating Partnership, L.P., our operating partnership, and SRT Secured Holdings Manager, LLC, an affiliate of Glenborough. The closing of the sale was conditioned on the Joint Venture issuing us a 19% membership interest and GPP a 1% membership interest in the Joint Venture.

The cash sale price for the Initial Properties was $22.0 million for Osceola Village, $23.1 million for Constitution Trail, and $8.5 million for Aurora Commons. Of the aggregate $53.6 million cash purchase price for the Initial Properties, the Joint Venture obtained a $34.0 million mortgage loan from Bank of America Merrill Lynch, an unaffiliated third party, as lender, of which $30.0 million was available at closing, and paid the balance in cash.

In light of our relationship with Glenborough and the Joint Venture, we received a fairness opinion from Robert A. Stanger & Co, Inc. that the consideration we received for the Initial Properties is fair, from a financial point of view, to us. In addition, our independent directors, none of whom are affiliated with Glenborough, approved the sale as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Osceola Village is situated on a 22.4 acre site that includes six unimproved pads that range in size from 1.02 to 1.63 acres and total 8.2 acres. The property, which was constructed in 2008, contains approximately 116,645 square feet of leasable area. Osceola Village was approximately 84.2% leased as of March 1, 2015. Osceola Village is anchored by a Publix supermarket and an hhgregg appliances and electronics store.

Constitution Trail was constructed in 2007 and is comprised of 197,739 rentable square feet and approximately 28 acres of developable land. Constitution Trail was approximately 75.0% leased as of March 1, 2015. Constitution Trail is anchored by Schnucks and Starplex Cinemas.

Aurora Commons, which was constructed in 1973 and renovated in 2007, contains approximately 89,200 rentable square feet. Aurora Commons was approximately 89.0% leased as of March 1, 2015. Aurora Commons is anchored by Marc’s, a local discount grocery retailer that operates over 60 grocery stores throughout Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: March 17, 2015	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer